Exhibit 10.7

THIRD AMENDMENT TO LEASE AGREEMENT

This THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is executed as of December 21, 2017, by and between AR INDUSTRIAL NO. 1, LTD., a Texas limited partnership (“Landlord”), and ORTHOFIX, INC., a Minnesota corporation (“Tenant”).

RECITALS:

A.
Landlord and Tenant have previously entered into that certain Lease Agreement dated effective as of February 10, 2009 covering approximately 144,624 rentable square feet in the building located at 3451 Plano Parkway, Lewisville, Texas 75056 (the “Original Lease”). The Original Lease, as amended by that certain First Amendment to Lease Agreement dated effective as of April 13, 2009, and by that certain Second Amendment to Lease Agreement dated effective as of May 12, 2010, is referred to herein as the “Lease”.
B.
Tenant desires to extend the Term for a period of 123 months, and Landlord has agreed to such extension on the terms and conditions contained herein.
C.
Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Original Lease.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

Section 1.
Extension of Term. The Term of the Lease is hereby extended such that it expires at 11:59 p.m., Lewisville, Texas, time, on August 31, 2030 (rather than May 31, 2020), subject to Tenant’s lease renewal options.
Section 2.
Basic Rent. Beginning June 1, 2020, the monthly Basic Rent shall be the following amounts for the following periods of time:

Time Period	Annual Basic Rent Rate Per Rentable Square Foot	Monthly Basic Rent
June 1, 2020 – August 31, 2021	$9.70	$116,904.40
September 1, 2021 – August 31, 2022	$9.89	$119,194.28
September 1, 2022 – August 31, 2023	$10.09	$121,604.68
September 1, 2023 – August 31, 2024	$10.29	$124,015.08
September 1, 2024 – August 31, 2025	$10.50	$126,546.00
September 1, 2025 – August 31, 2026	$10.71	$129,076.92
September 1, 2026 – August 31, 2027	$10.92	$131,607.84
September 1, 2027 – August 31, 2028	$11.14	$134,259.28
September 1, 2028 – August 31, 2029	$11.36	$136,910.72
September 1, 2029 – August 31, 2030	$11.59	$139,682.68

Exhibit 10.7

Section 3.
Conditional Abatement of Basic Rent. Basic Rent shall be conditionally abated from June 1, 2020 through August 31, 2020. Commencing on September 1, 2020, Tenant shall resume Basic Rent payments as otherwise provided in the Lease. Notwithstanding such abatement of Basic Rent (a) all other sums due under the Lease, including Additional Rent and Tenant’s Proportionate Share of Taxes and Insurance Costs, shall be payable as provided in the Lease, and (b) any increases in Basic Rent set forth in the Lease shall occur on the dates scheduled therefor. If at any time during the extended Term described in Section 1 of this Amendment an Event of Default by Tenant occurs for which Landlord dispossesses Tenant from the Premises (or otherwise notifies Tenant that Tenant’s right to possess the Premises is terminated) or terminates the Lease (each being referred to herein as a “Dispossession/Termination Action”), then Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, the unamortized portion of the amount of Basic Rent abated under this Section 3 (amortized straight-line in 120 increments, beginning on September 30, 2021, and continuing to reduce by 1/120th on the last day of each calendar month thereafter unless and until such Dispossession/Termination Action by Landlord occurs), and no further abatement of Basic Rent will occur under this Section 3.
Section 4.
Tenant’s Notice Address. The “Tenant’s Address” set forth in the Basic Lease Information section at the front of the Original Lease is hereby amended to reflect the following address for notices to Tenant under the Lease (i.e., Tenant’s Address):

Orthofix, Inc.

Attn: Chief Financial Officer

3451 Plano Parkway

Lewisville, TX 75056

Telephone: 214-937-2000

Section 5.
Landlord’s Notice Address. The “Landlord’s Address” set forth in the Basic Lease Information section at the front of the Original Lease is hereby amended to reflect the following address for notices to Landlord under the Lease (i.e., Landlord’s Address):

AR Industrial No. 1, Ltd.

Attn: George Billingsley

1722 Routh Street, Suite 770

Dallas, TX 75201

Telephone: 214-270-1001

Section 6.
Condition of Premises. Except as described in Exhibit A, Tenant hereby accepts the Premises in their “AS-IS” condition, and acknowledges that (A) Landlord has no obligation for any further finish-out allowance, and (B) Landlord has fulfilled all of its material initial construction obligations under the Lease. Except as set forth in this Amendment, Landlord shall have no obligation for providing to Tenant any other tenant inducement.
Section 7.
Renewal Option. The first sentence of Exhibit G to the Lease is hereby deleted in its entirety and replaced with the following (it being agreed that the terms of such Exhibit G, as amended below, provide lease renewal options covering the 15-year period commencing September 1, 2030):

“Provided no Event of Default exists and Tenant is occupying not less than 75% of the Premises at the time of such election, Tenant may renew this Lease for (a) one additional period of five

Exhibit 10.7

years with two further options to renew this Lease for additional periods of five years each, (b) one additional period of ten years with the option to renew this Lease for an additional period of five years, or (c) one additional period of 15 years, in each case by delivering written notice of the exercise of any such renewal option to Landlord not earlier than 12 months nor later than nine months before the then-scheduled expiration of the Term, it being agreed that Tenant’s initial election notice shall indicate whether Tenant elects to proceed under subsection (a), (b) or (c) of this sentence.”

Section 8.
Tenant's Cancellation Right. Provided that Tenant has not expanded the Premises, and provided no Event of Default exists when Tenant delivers the cancellation notice or on the cancellation date, Tenant may cancel the Lease effective as of 11:59 p.m. on May 31, 2027 by delivering to Landlord not later than August 31, 2026: (a) written notice thereof, and (b) 50% of the Cancellation Fee (defined below). The “Cancellation Fee” shall equal the sum of (1) five months of Basic Rent and monthly escrow amounts for Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance Costs (with such monthly Basic Rent and monthly escrow amounts calculated at 102% of the monthly amounts payable for such items as of July 1, 2026), and (2) the amount that would be outstanding on a hypothetical loan on the cancellation date assuming (A) an original principal balance equal to $691,093.02, (B) an interest rate of 8% per annum, (C) the loan is payable in equal monthly installments of principal and interest, beginning on June 1, 2020 and ending on August 1, 2030, and (D) all payments were timely made before the cancellation date. The balance of the Cancellation Fee shall be paid by Tenant to Landlord not later than May 1, 2027. Landlord agrees to deliver to Tenant Landlord’s calculation of the Cancellation Fee (showing such calculation in reasonable detail) within ten days following Tenant’s request therefor. As a condition to the effectiveness of Tenant’s cancellation right, Tenant shall pay to Landlord prior to the cancellation date any past-due amounts then outstanding under the Lease, and Landlord agrees to promptly notify Tenant of any such amounts upon request from time to time. If Tenant fails timely to deliver either portion of the Cancellation Fee payment or the cancellation notice or is otherwise unable to exercise this cancellation option, then Tenant’s right to cancel the Lease under this Section shall expire; time is of the essence with respect thereto.
Section 9.
Assignment and Subletting. Section 11(f) of the Lease is hereby deleted in its entirety and replaced with the following: “Intentionally Deleted.”
Section 10.
Landlord’s Mortgagee’s Protection Provisions. Section 13(d)(4)(ii) of the Lease is hereby corrected to read in its entirety as follows: “any termination of this Lease except a termination made by Tenant pursuant to the express terms of this Lease”.
Section 11.
Parking Expansion. Promptly following (and in any event within 180 days after, subject to force majeure and/or delays caused by the permitting process with local authorities having jurisdiction over necessary permits) any written request from Tenant to Landlord which is delivered after the execution date of this Amendment and before January 1, 2021, requesting the expansion of parking facilities contemplated by Exhibit A attached hereto, Landlord shall expand the parking facilities associated with the Building according to the terms of Exhibit A attached hereto. The intent of this paragraph is provide Tenant with the option to cause Landlord to construct such parking facilities (at Tenant’s cost, as set forth in greater detail in Exhibit A), which option must be exercised, if at all, by Tenant delivering such notice to Landlord after the execution date of this Amendment and before January 1, 2021.
Section 12.
Agreement Regarding Cafeteria Construction. Although Tenant has no immediate plans for any substantial improvements to be constructed at the Project (other than the parking facilities expansion by Landlord which is contemplated by Exhibit A of this Amendment), Landlord

Exhibit 10.7

agrees that Tenant may in the future elect to construct (or cause to be constructed) a corporate cafeteria within the Premises (the "Cafeteria Improvement Project"). The plans and specifications for such construction shall remain subject to Landlord's approval as required in Section 8 of the Original Lease (although, for clarity, Landlord shall not reject the concept of a corporate cafeteria as part of such approval process). If Tenant elects to pursue the Cafeteria Improvement Project, the Permitted Use provision of the Lease shall be modified to permit such additional use. Upon Tenant’s request, Landlord shall assist Tenant in managing any substantial improvements desired by Tenant in the future, including, if requested by Tenant, entering into and managing the contract with the general contractor for such improvements (in which case any such project will be bid out to a minimum of three qualified general contractors, and the ultimate selection of the general contractor shall be made by the Tenant, and Tenant would fund such work through Landlord, pursuant to regular draw schedules). The Landlord’s construction management fee for such assistance shall be limited to two percent (2%) based on hard construction costs.
Section 13.
Operating Costs Cap. For purposes of calculating Additional Rent under Section 4(b) of the Lease, the maximum increase in the amount of Controllable Operating Costs (defined below) that may be included in calculating such Additional Rent for each calendar year after 2017 shall be limited to 8% per calendar year on a cumulative, compounded basis; for example, the maximum amount of Controllable Operating Costs that may be included in the calculation of such Additional Rent for each calendar year after 2017 shall equal the product of the 2017 Controllable Operating Costs and the following percentages for the following calendar years: 108% for 2018; 116.64% for 2019; etc. However, any increases in Operating Costs not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the extended Term (subject to the foregoing limitation) to the extent necessary until fully recouped by Landlord. “Controllable Operating Costs” means all Operating Costs other than costs for taxes, insurance, utilities, and snow/ice removal costs, and (to the extent not applicable to the Building’s Structure) costs incurred to comply with governmental requirements.
Section 14.
Responsibilities for Certain Repairs and Replacements.
(a)
Notwithstanding the presence of the phrase “all areas, improvements and systems exclusively serving the Premises” in the second sentence of Section 8(b) of the Lease, Landlord and Tenant acknowledge and agree that Landlord (rather than Tenant) is responsible for repairing and maintaining, in a manner consistent with the operation of a first-class warehouse building, the parking areas and driveways (subject to Tenant’s Parking Lot Signs rights set forth below in this Amendment), landscaping, and landscape irrigation systems at the Project, the costs of which repairs and maintenance may be included by Landlord in Operating Costs.
(b)
Notwithstanding anything to the contrary set forth in Section 8(b) of the Lease or elsewhere, throughout the Term of the Lease (including any extensions thereof from time to time), Landlord shall be solely responsible, at Landlord’s sole costs and expenses (none of which costs or expenses may be included in Operating Costs or otherwise passed through to Tenant) for the prompt completion of all needed major repairs and replacements of the Building’s Structure (as defined in Section 1 of the Original Lease), and the prompt repair of any resulting damage due to Landlord’s failure to timely make such repairs and replacements. For the purposes of this Section, “major repairs” means any repairs (or groups of related repairs, e.g., patching multiple areas of the roof) costing in excess of $2,000 per occurrence or in excess of $10,000 in the aggregate in any 12-month period.

Exhibit 10.7

Section 15.
Right of First Refusal. Subject to the terms of Exhibit B attached hereto, Tenant shall have a right of first refusal as to the approximately 12.8 acres of land that is immediately south of the Land described on Exhibit B of the Original Lease.
Section 16.
Partial Taking – Tenant’s Rights.
(a)
Section 15(b)(i)(1) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“contain less than 95% of the easily-accessible, full-sized automobile parking spaces present prior to the Taking in the parking area serving the Building (or less than 100% of the easily-accessible loading dock truck wells serving the Building prior to the Taking), or”

(b)
Section 15(b) of the Original Lease is hereby amended by adding the following language at the end thereof:

"Tenant may not exercise its termination rights under Section 15(b) of the Lease arising from Takings under Section 15(b)(i) of the Lease unless (1) Tenant delivers written notice to Landlord of its intention to terminate the Lease (the “Notice of Intent to Terminate”) within 30 days after the Taking, and (2) within such 30-day period, Landlord fails to provide Tenant with additional parking capacity that would effectively restore the parking capacity to a level that would make Tenant's termination pursuant to Section 15(b)(i) unavailable ("Curative Spaces"). Landlord shall use all reasonable efforts to provide the Curative Spaces as soon as reasonably practicable following Tenant’s written notification, and if Curative Spaces cannot reasonably be provided within such 30-day period but Landlord commences pursuit or construction of Curative Spaces within such 30-day period and thereafter diligently pursues such effort to completion and provides Tenant with reasonable notice of Landlord’s efforts at least weekly, then Tenant may not exercise such termination right until the date which is 90 days after the date of Tenant’s delivery of the Notice of Intent to Terminate. If Landlord has not provided Tenant Curative Spaces within such 90-day period, Tenant may terminate the Lease by delivering written notice to Landlord within ten business days following the expiration of such 90-day period and prior to the date upon which Landlord makes Curative Spaces available to Tenant."

Section 17.
Taxes.
(a)
The sentence in Section 4(b)(3) of the Lease ending “. . . any such “margin tax” shall be calculated as if the Building is Landlord’s only asset” is hereby expanded by adding the following to the end of such sentence:

“. . . and shall not be based upon any revenue from sales of real property or other extraordinary transactions consummated by Landlord.”

(b)
The sentence in Section 4(b)(3) of the Lease beginning “Notwithstanding the foregoing, with respect to ad valorem taxes . . .” is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, with respect to ad valorem taxes attributable to the Premises for all periods during the Term, (i) Landlord shall furnish written notice to Tenant whether Landlord intends to contest such taxes for the applicable year at least fifteen (15) days prior to the deadline date a notice of contest must be furnished to the taxing authorities, and (ii) if and only if (a) Landlord furnishes notice ("Landlord's Notice") to Tenant that Landlord is not contesting the

Exhibit 10.7

taxes for a particular year, (b) no Event of Default is then in existence hereunder, and (c) Tenant continues to lease one hundred percent (100%) of the rentable square feet of the Premises, then Tenant shall have the right to cause Landlord to contest, by appropriate legal proceedings or other lawful means, any increase in assessed value of the Project by furnishing written notice (the "Tax Contest Notice") to Landlord on or before the date which is five (5) days prior to the deadline date a notice of contest must be furnished to the applicable taxing authorities (it being agreed that any such tax contest must be diligently pursued by Landlord, using good faith, reasonable efforts to reduce such taxes as much as practicable).”

Section 18.
Return of Security Deposit. Contemporaneously with the execution of this Amendment, Landlord shall return the full amount of the Security Deposit (in the amount of $128,112.76) to Tenant, and no security deposit shall be required from Tenant in the future under the Lease. Those provisions of the Lease that require Tenant to post or restore the Security Deposit are hereby amended mutatis mutandis to remove such requirements.
Section 19.
Release of Guarantor. Notwithstanding anything to the contrary set forth in the Guaranty included as Exhibit H of the Original Lease or elsewhere, from and after the execution of this Amendment, Guarantor shall have no liability under the Lease for Tenant’s obligations first accruing after the execution of this Amendment.
Section 20.
Signage. Landlord will install (or Tenant may install), at Tenant’s expense, monument signs (the “Signs”) displaying Tenant’s name at the main entrance to the parking lot on Tittle Drive and on Plano Parkway, pursuant to renderings and specifications to be approved in advance by Landlord, which approval shall not be unreasonably withheld. After the earlier of the end of the Term (as extended from time to time) or the date Tenant’s right to possess the Premises has been terminated, Tenant shall remove the Signs, repair all damage caused thereby, and restore the Project grounds on which the Signs were located to their condition before the installation of the Signs within ten days after Landlord’s request therefor. If Tenant fails to timely do so, Landlord may, without compensation to Tenant and at Tenant’s expense, remove the Signs, perform the related restoration and repair work and dispose of the Signs in any manner Landlord deems appropriate. Additionally, Tenant may install customary and ordinary parking lot signage in Tenant’s parking lot (including, but not limited to, towing signs and directional signs) (the “Parking Lot Signs”) and customary and ordinary building entrance signage at the entrances to the Building (including, but not limited to, operating hours, emergency access information, and signs addressing firearms) (the “Building Entrance Signs”), subject to Landlord’s written consent, which shall not be unreasonably withheld. The rights granted to Tenant under this Section are personal to Tenant and its Permitted Transferees (as defined in Section 11(h) of the Original Lease), may not be assigned to any party other than a Permitted Transferee, and may be revoked by Landlord if Tenant (and/or a Permitted Transferee) ceases to lease at least 100,000 rentable square feet in the Building. For all purposes under the Lease, the Signs, the Building Entrance Signs and the Parking Lot Signs shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment.
Section 21.
Holding Over. The last sentence in Section 23 of the Lease is hereby expanded by inserting the phrase “(or, if later, upon the expiration of the Permitted Holdover Period)” after the phrase “upon the termination or expiration of this Lease” in such sentence.
Section 22.
Limitation of Landlord’s Liability. Section 26(b) of the Lease is hereby amended by replacing the phrase “the interest of Landlord in the Building” in such sentence with the phrase “the interest of Landlord in the Project”.

Exhibit 10.7

Section 23.
Tenant’s Use of Hazardous Materials for Business Purposes. Notwithstanding anything to the contrary set forth in Section 27 of the Lease or elsewhere, Tenant is entitled to use, store and dispose of Hazardous Materials at the Project in ordinary and reasonable types and quantities for the business purposes contemplated by the Permitted Use provisions of the Lease (all of which must be used, stored and disposed of in compliance with all Environmental Requirements and which must be removed upon the expiration of the Term, as extended from time to time).
Section 24.
Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than CBRE, whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
Section 25.
Ratification. Landlord and Tenant each hereby ratifies and confirms its respective obligations under the Lease, and represents and warrants to the other party that it has no defenses thereto. Landlord confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) to the best of Landlord’s actual knowledge, Landlord has no claims, counterclaims, set-offs or currently-exercisable defenses against Tenant arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (x) the Lease is and remains in good standing and in full force and effect, (y) to the best of Tenant’s actual knowledge, Tenant has no claims, counterclaims, set-offs or currently-exercisable defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (z) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.
Section 26.
Binding Effect; Governing Law. As modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the law of the State in which the Premises are located.
Section 27.
Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit 10.7

Executed as of the date first written above.

LANDLORD: AR INDUSTRIAL NO. 1, LTD., a Texas limited partnership

By: 29BCO, Inc., a Texas corporation

General Partner

By: /s/ George Billingsly

Name: George Billingsly

Title: Vice President

Date signed:

TENANT: ORTHOFIX, INC., a Minnesota corporation

By: /s/ Doug Rice

Name: Doug Rice

Title: Chief Financial Officer

Date signed: December 20, 2017

Exhibit 10.7

LENDER’S CONSENT

American National Insurance Company (“Lender”), as the current lender holding a mortgage lien on, and deed of trust encumbering, the Project (which contains the Premises leased to Tenant under the Lease), signs below for the sole purpose of acknowledging its consent and approval of the foregoing Third Amendment to Lease Agreement. The foregoing Lender consent and approval shall be binding upon Lender’s successors and assigns.

LENDER: AMERICAN NATIONAL INSURANCE COMPANY,

a Texas insurance company

By: /s/ Scott F. Brast

Name: Scott F. Brast

Title: Senior Vice President

Date of Signature: December 29, 2017